Exhibit 99.1

Aspen Technology Reports Financial Results for
Fourth Quarter and Full Fiscal Year

Company outperforms revenue guidance, pays off convertible debt, and closes strategic aspenONE agreements with key customers

CAMBRIDGE, Mass.–September 13, 2005–Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, today reported financial results for its fiscal 2005 fourth quarter and fiscal year ended June 30, 2005.

Total revenues for the fourth quarter totaled $70.4 million, with software license revenues of $36.1 million and services revenues totaling $34.3 million, compared to the Company’s total revenue guidance of $66 to $68 million.  On a Generally Accepted Accounting Principles (GAAP) basis, the Company reported a fourth quarter net loss applicable to common stockholders of $29.8 million, or $0.69 per share.  Included in the GAAP loss is a tax provision of $3.6 million.  Excluding this tax provision and other items in the non-GAAP reconciliation table, the Company reported non-GAAP earnings of $0.00 per share, compared to non-GAAP earnings per share guidance of $0.00 to $0.02.

 “We were pleased with the progress the Company made in the quarter, which was highlighted by revenues exceeding our expectations,” said Mark Fusco, President and CEO of AspenTech.  “We are delivering against many of the operating initiatives we outlined for investors earlier this year.  In just two quarters, we have improved our services revenue and profitability, eliminated our convertible debt, streamlined the organization for better efficiency, positioned the Company for improved profitability in the future with a lower cost structure, and advanced our aspenONE solutions strategy.

 “While our work to improve our business performance has just begun, we are entering Fiscal 2006 with an improved financial position and our new organizational structure should enable us to generate higher levels of profitability and cash flow. We recently closed important aspenONE transactions with two of our largest customers in the chemical and petroleum industries.  These long-term agreements are a validation of our aspenONE vision and our customers’ willingness to make significant IT investments that help them address their strategic operating initiatives.  We hope to leverage these relationships to drive further aspenONE adoption within these key vertical markets.”

Fourth Quarter Highlights

•                  AspenTech significantly strengthened its financial position, eliminating $56.7 million of convertible debt and ending the quarter with $68.1 million in cash and $1.4 million of debt.

•                  Services gross margins increased sequentially by approximately 150 basis points to 43.5%.  This improvement was primarily the result of a lower cost base and improved utilization in the professional services organization.

•                  Signed large fourth quarter software license transactions with Braskem, Polimeri Europa, Technip, Reliance Industries and SINOPEC.

•                  The chemicals industry represented the highest percentage of the Company’s revenue, while the petroleum, and oil & gas industries also made a solid contribution.

•                  Closed four transactions of $1 million or greater in the quarter.

•                  Closed its first large scale deal for aspenONE Inventory Management and Operations Scheduling for the Petroleum industry with one of the industry’s “super majors”.  This solution will enable petroleum companies to manage the operational risk and financial exposure that result from lack of visibility into current and projected inventories.  AspenTech will work with this customer to incrementally roll out the solution on a global basis.

•                  Signed a large scale agreement with Lyondell Chemical to roll out a new integrated scheduling solution for the ethylene market.  aspenONE for Ethylene Scheduling will enable Lyondell to bring together data and systems to make faster, more profitable scheduling decisions in the plant.  The Company believes this project will allow it to target other ethylene plants around the world that could also benefit from aspenONE for Ethylene Scheduling.

Charles Kane, Senior Vice President & CFO of AspenTech said, “We were pleased with the Company’s revenue performance and the higher level of services profitability in the quarter.  While our expense run rate was higher than we would have liked in the fourth quarter, we exited Q4 on track to achieve the organizational efficiencies that we communicated earlier this year.  We believe these initiatives will result in a considerably lower expense run rate for the first quarter of fiscal 2006.”

Conference Call and Webcast

AspenTech will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 5:00 p.m. Eastern Time on September 13, 2005.  The live dial in number is 877-239-3024.  Interested parties may also listen to a live webcast of the call by logging on to AspenTech’s website: http://www.aspentech.com and clicking on the “webcast” link under the investor relations section of the site.  A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687, confirmation code 8395870, for four days, beginning at 8:00 p.m. Eastern Daylight Time on September 13, 2005.

Non-GAAP Results

AspenTech reports non-GAAP financial results, which exclude certain non-operational, non-cash and other specified charges that management generally does not consider in evaluating the Company’s ongoing operations.  These results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as “GAAP”).  Management believes this pro forma measure helps indicate underlying trends in the Company’s business, and uses this pro forma measure to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.  A reconciliation of non-GAAP financial results, to GAAP financial results, is included in the attached condensed consolidated financial statements.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. The new generation of integrated aspenONE™ solutions are aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software, including Aventis, Bayer, BASF, BP, ChevronTexaco, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required;  intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.  AspenTech cannot guarantee any future results, levels of activity, performance, or achievements.  AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

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ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
REVENUES:
Software licenses	$36,131	$45,025	$129,233	$158,661
Service and other	34,323	44,245	140,334	174,335
Total revenues	70,454	89,270	269,567	332,996

COST OF REVENUES:
Cost of software licenses	4,157	3,791	16,864	15,577
Cost of service and other	19,402	25,210	82,638	99,183
Amortization of technology related intangible assets	1,782	1,790	7,112	7,270
Impairment of technology related intangible and computer software development assets	—	3,250	—	3,250
Total cost of revenues	25,341	34,041	106,614	125,280

Gross profit	45,113	55,229	162,953	207,716

OPERATING COSTS:
Selling and marketing (includes a sales tax exposure accrual of $1,832 for the three months and year ended June 30, 2005) (2)	26,112	28,579	96,187	100,028
Research and development	11,927	14,421	47,236	58,955

General and administrative (includes litigation defense and settlement costs, audit committee review costs, and one-time contract and employment termination costs of $1,471, $5,103, $13,410 and $6,553 for the three months ended June 30, 2005 and 2004 and years ended June 30, 2005 and 2004, respectively) (2)	13,308	12,849	49,175	32,727
Long-lived asset impairment charges	—	967	—	967
Restructuring charges and FTC legal costs	3,277	18,085	24,907	20,085
Loss (gain) on sales and disposals of assets	13,911	6	13,635	(879)
Total operating costs	68,535	74,907	231,140	211,883

Income (loss) from operations	(23,422)	(19,678)	(68,187)	(4,167)

Other income (expense), net	676	441	618	252
Interest income, net	185	400	1,973	2,356

Income (loss) before provision for income taxes	(22,561)	(18,837)	(65,596)	(1,559)

Provision for income taxes	(3,556)	(17,566)	(3,776)	(19,896)
Equity in earnings from joint ventures	—	(251)	—	(351)

Net income (loss)	(26,117)	(36,654)	(69,372)	(21,806)

Accretion of preferred stock discount and dividend (1)	(3,703)	(3,458)	(14,450)	(6,358)

Net income (loss) applicable to common stockholders	$(29,820)	$(40,112)	$(83,822)	$(28,164)

EARNINGS PER SHARE:
Basic and Diluted net income (loss) per common share	$(0.69)	$(0.97)	$(1.98)	$(0.69)

Weighted average shares outstanding - Basic and Diluted	42,942	41,328	42,381	40,575

PRO FORMA (NON-GAAP) EARNINGS PER SHARE:

Pro forma (non-GAAP) net income excludes Accretion of preferred stock discount and dividend, Amortization of technology related intangible assets, Impairment of technology related intangible and computer software development assets, Long-lived asset impairment charges, Litigation defense and settlement costs, One-time contract and employment termination costs, Fees associated with the audit committee review, Restructuring charges and FTC legal costs, Loss on the securitization of installments receivable, Gain on sale of the AXSYS product line, and Write-down of assets. In addition, pro forma (non-GAAP) income excludes the recorded provision for income taxes and assumes a provision for income taxes at a 25% effective rate. Pro forma (non-GAAP) weighted average shares outstanding assumes the conversion of the Series D preferred stock to common stock.

Net income	$6	$7,580	$(3,347)	$27,161

Diluted earnings (loss) per share	$0.00	$0.09	$(0.04)	$0.34

Weighted average shares outstanding - diluted	87,591	86,976	87,979	80,991

(1)       Detail of this amount is provided on the reconciliation of net income (loss) to pro forma (non-GAAP) net income

(2)       This parenthetical reference will not be presented in our Form 10-K.

Supplemental information -

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Reconciliation of total expenses to pro forma (non-GAAP) total expenses

Total expenses (cost of revenues and operating costs)	$93,876	$108,948	$337,754	$337,163
Adjustments to total expenses (cost of revenues and operating costs)
Amortization of technology related intangible assets	(1,782)	(1,790)	(7,112)	(7,270)
Impairment of technology related intangible and computer software development assets	—	(3,250)	—	(3,250)
Litigation defense and settlement costs, included in General and Administrative costs	—	(5,103)	(3,765)	(6,553)
Long-lived asset impairment charges	—	(967)	—	(967)
Fees associated with the audit committee review, included in General and Administrative costs	—	—	(7,103)	—
One-time contract and employment termination costs, included in General and Administrative costs	(1,471)	—	(2,542)	—
Sales-tax reserve accrual included in Selling and Marketing costs	(1,832)	—	(1,832)	—
Restructuring charges and FTC legal costs	(3,277)	(18,085)	(24,907)	(20,085)
Write-down of assets, included in various cost lines	(301)	—	(301)	—
Loss on securitization of installments receivable, included in Loss (gain) on sales and disposals of assets	(13,906)	—	(13,906)	—
Gain on sale of AXSYS product line, included in Loss (gain) on sales and disposals of assets	—	—	334	—

Pro forma (non-GAAP) total expenses (cost of revenues and operating costs)	$71,307	$79,753	$276,620	$299,038

Reconciliation of net income (loss) to pro forma (non-GAAP) net income (loss)

Net income (loss) applicable to common stockholders	$(29,820)	$(40,112)	$(83,822)	$(28,164)
Adjustments to net income (loss) applicable to common stockholders
Net effect of adjustments to cost of revenues and operating costs	22,569	29,195	61,134	38,125
Preferred stock discount and dividend accretion	3,703	3,458	14,450	12,810
Gain on conversion of Series B redeemable preferred stock	—	—	—	(6,452)
Provision for income taxes	3,556	17,566	3,776	19,896

Pro forma (non-GAAP) net income (loss) before income taxes	8	10,107	(4,462)	36,215

Benefit from (provision for) income taxes at 25% effective rate	(2)	(2,527)	1,116	(9,054)

Pro forma (non-GAAP) net income (loss)	$6	$7,580	$(3,347)	$27,161

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$68,149	$107,677
Accounts receivable, net	52,254	50,874
Unbilled services	9,826	15,518
Current portion of long-term installments receivable, net	5,355	25,244
Deferred tax asset	692	31
Prepaid expenses and other current assets	11,483	10,084

Total current assets	147,759	209,428

Long-term installments receivable, net	19,425	65,527
Retained interest in sold receivables	16,667	—
Equipment and leasehold improvements, net	11,388	18,664
Computer software development costs, net	17,411	16,863
Intangible assets, net	26,852	34,307
Purchased intellectual property, net	730	1,295
Deferred tax asset	1,354	2,492
Other assets	2,656	3,158

Total assets	$244,242	$351,734

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1,042	$58,595
Accounts payable and accrued expenses	84,407	83,115
Unearned revenue	23,480	18,051
Deferred revenue	34,854	33,462
Deferred tax liability	—	325
Total current liabilities	143,783	193,548

Long-term debt, less current maturities	338	1,952
Deferred revenue, less current portion	2,093	5,363
Deferred tax liability	2,760	4,220
Other liabilities	23,143	11,527

Redeemable preferred stock	121,210	106,761

Total stockholders’ equity (deficit)	(49,085)	28,363

Total liabilities and stockholders’ equity (deficit)	$244,242	$351,734

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